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BIOGEN NAMES MICHEL VOUNATSOS CHIEF EXECUTIVE OFFICER

Industry Veteran to Maintain Company Focus on Neurology and Neurodegeneration; Enhance World-Class R&D Engine

CAMBRIDGE, Mass. -- Biogen (NASDAQ: BIIB) today announced that its Board of Directors has appointed Michel Vounatsos as Chief Executive Officer and member of the Board of Directors, effective January 6, 2017. Vounatsos previously held the position of Executive Vice President and Chief Commercial Officer at Biogen.
Mr. Vounatsos succeeds George A. Scangos, Ph.D., who has led the company since 2010 and had previously announced that he would step down once a successor was found. Vounatsos joined Biogen in April 2016 after a 20 year career at Merck. While at Merck, he held leadership positions of increasing responsibility in Europe, China, and the U.S., driving significant and consistent growth across multiple geographies. Since joining Biogen, Mr. Vounatsos has demonstrated his extensive global biopharmaceutical experience and track record of innovative stakeholder engagement in his leadership of the company’s commercial organization. He has implemented key initiatives to extend the company’s industry leadership in multiple sclerosis, expanded Biogen’s reach in key global markets, and effectively prepared for the introduction of breakthrough treatments for patients in areas of high unmet need.

“Biogen is focused on creating shareholder value by advancing cutting-edge science to address some of the greatest challenges in medicine. In seeking our next chief executive, the board sought a leader with a record in building commercial operations and a passion for science,” said Chairman of the Biogen Board of Directors Stelios Papadopoulos, Ph.D. “It was clear to us through a rigorous search process that Michel is that leader who can guide Biogen in the next phase of its evolution.”
“It is an honor to be asked to lead this great company, one that has played such an important role in transforming the treatment of multiple sclerosis for patients globally,” said Mr. Vounatsos. “I am excited to build upon Biogen’s legacy, as we pursue innovative new therapies for those suffering from serious neurologic and neurodegenerative diseases and create value for shareholders by maintaining a clear focus on what is best for patients.”
“Our near-term priorities are clear,” Vounatsos continued. “We intend to gain approval for SPINRAZA to provide the first treatment for spinal muscular atrophy; continue to grow our global MS franchise; fully enroll our phase 3 trials for aducanumab as we advance our lead candidate in Alzheimer’s disease; reinvigorate our pipeline in the areas of neurology and neuro-repair; and invest in our employees as we work together to define our future.”
Mr. Vounatsos brings to the role of chief executive a background in both medicine and business. He attended the Université Victor Segalen, Bordeaux II, in France, where he received his C.S.C.T. certificate in Medicine; subsequently, he graduated with an MBA from the HEC School of Management in Paris.
"Michel is an outstanding leader who we believe is the best choice to create value for shareholders," said Alex J. Denner, Ph.D., chairman of the CEO Search Committee and the Corporate Governance Committee of Biogen’s Board of Directors. "The Board conducted a comprehensive search process that attracted many high-caliber candidates.  We focused on choosing a CEO who would best serve shareholders by emphasizing the key drivers of value creation at Biogen:  operational execution and capital allocation.  Michel is a stellar manager with a track record of operational success and an aptitude for capital allocation.  We believe that he will successfully execute on our current operations and optimize the allocation of the significant cash flows that we generate.”
“Michel is an inspiring leader who cares deeply for patients and our employees; he has a clear understanding of what is needed to drive our business forward,” added Dr. Scangos. “Michel is deeply committed to Biogen’s mission, our values, and our great research and science. Importantly, he brings a background in both medicine and business, along with a global perspective and keen focus on execution that will serve this company well as Biogen transitions into its next stage of growth and innovation.”
Conference Call and Webcast
The Company will host a conference call related to this press release that will be broadcast via the internet at 8:30 a.m. EST on Tuesday, December 20, 2016, and will be accessible through the Investors section of Biogen’s homepage, www.biogen.com.
About Biogen
Through cutting-edge science and medicine, Biogen discovers, develops and delivers worldwide innovative therapies for people living with serious neurological, autoimmune and rare diseases. Founded in 1978, Biogen is one of the world’s oldest independent biotechnology companies and patients worldwide benefit from its leading multiple sclerosis and innovative hemophilia therapies. For more information, please visit www.biogen.com. Follow us on Twitter.
Safe Harbor
This press release contains forward-looking statements, including statements relating to: Biogen’s commercial business, pipeline programs, clinical trials and programs. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements.
These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: risks relating to management and key personnel changes; failure to compete effectively; difficulties in obtaining and maintaining adequate coverage, pricing and reimbursement for our products; potential future healthcare reforms; the occurrence of adverse safety events; failure to protect and enforce our data, intellectual property and other proprietary rights; uncertainty of success in developing, licensing or acquiring other product candidates or additional indications for existing products; delay in approval of our drug candidates; and other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC.
These statements are based on our current beliefs and expectations and speak only as of the date of this press release. We do not undertake any obligation to publicly update any forward-looking statements.

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